Filed Pursuant to Rule 424 (b) (2)
Registration No. 333-178960

Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated January 11, 2012) Preliminary Prospectus Supplement dated April 3, 2012

UBS AG $100,000,000

ETRACS DJ-UBS Commodity Index 2-4-6 Blended Futures ETN due April 30, 2042

The UBS AG Exchange Traded Access Securities (ETRACS) linked to the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to the performance of the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM (the “Index”). The return on the Securities will be reduced by a fee amount of 0.70% per annum (the “Fee Amount”). The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its call right based on the performance of the Index less the Fee Amount as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Fee Amount and the Redemption Fee, as described herein. Payment at maturity or call, upon acceleration or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index level (calculated as described herein) declines or does not increase by an amount sufficient to offset the cumulative negative effect of the Fee Amount and, if applicable, the Redemption Fee. The Securities are designed as an investment vehicle for investors who understand the risks of investing in the performance of an index comprised of a blended position in three sub-indices that measure the performance of futures contracts.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	April 25, 2012*

Initial Settlement Date:	April 30, 2012*

Term:	30 years, subject to your right to receive payment for your Securities upon early redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described below.

Maturity Date:	April 30, 2042, subject to adjustment

No Interest Payments:	We will not pay you interest during the term of the Securities.

Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the performance of the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM. The Index is an equally weighted basket comprised of three sub-indices of the Dow Jones — UBS Commodity IndexSM of varying commodity futures maturities: the Dow Jones-UBS Commodity Index 2 Month ForwardSM (the “2-Month Sub-Index”), the Dow Jones-UBS Commodity Index 4 Month ForwardSM (the “4-Month Sub-Index”) and the Dow Jones-UBS Commodity Index 6 Month ForwardSM (the “6-Month Sub-Index” and, together with the 2-Month Sub-Index and the 4-Month Sub-Index, the “Sub-Indices” and each a “Sub-Index”). The three Sub-Indices are calculated in the same manner as the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Commodity Index”), except that, instead of calculations based on the front-month futures contracts, the Sub-Indices are calculated based on the futures contracts expirations that are included in the DJ-UBS Commodity Index in two months’, four months’ and six months’ time, respectively, from the date of calculation. However, with respect to the 6-Month Sub-Index, the futures contracts on live cattle, lean hogs and unleaded gasoline are those that would be included in the DJ-UBS Commodity Index in 5 months’ time from the date of calculation. See “Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM — Determination of the Sub-Indices”. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on the three Sub-Indices and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. By diversifying exposure across multiple commodity futures maturities, the Index seeks to limit concentration at any one point on the commodity futures price curves. Historically, including exposure to longer dated maturities has helped to mitigate the costs associated with holding and rolling shorter dated commodity futures positions. However, there can be no assurance that this result will occur in the future. The DJ-UBS Commodity Index is composed of the prices of twenty exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodity futures included in the DJ-UBS Commodity Index for 2012 are as follows: aluminum, Brent Crude Oil, WTI Crude Oil, coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc. The Index is a proprietary index that CME Group Index Services LLC (“CME Indexes”), in conjunction with UBS Securities LLC, calculates. For a detailed description of the Index, see “The Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM” beginning on page S-31.

See “Risk Factors” beginning on page S-15 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	(cover continued on next page	)

Prospectus Supplement dated April     , 2012

Early Redemption:	Subject to the minimum redemption amount of 50,000 Securities and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” you may elect to require UBS to redeem your securities. Pursuant to your request, we will redeem your Securities on any Redemption Date commencing on May 7, 2012 and ending on April 25, 2042, subject to adjustment.

Redemption Amount:	Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount on the applicable Valuation Date minus the Redemption Fee on the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee:	As of any Valuation Date, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on such Valuation Date.

UBS Call Right:	On any Trading Day on or after April 30, 2013 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, of the issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive per Security a cash payment (the “Cash Settlement Amount” (as defined below)) on the Call Settlement Date. If the Cash Settlement Amount is less than zero, the payment upon exercise of the Call Right will be zero.

Acceleration Upon Minimum Indicative Value:	If, at any time, the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of the Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for a cash payment equal to the Cash Settlement Amount. The Cash Settlement Amount will be paid to the Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Business Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures described herein, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on April 25, 2042. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day. If a market disruption event occurs or is continuing on a Valuation Date or the Final Valuation Date, then such Valuation Date or the Final Valuation Date will be postponed to the next Trading Day on which a market disruption event is not occurring or continuing, but such postponement will not exceed three Trading Days. See “Specific Terms of the Securities — Market Disruption Event” on page S-52 for more information, including about postponements for market disruption events relating to futures contracts.

Trading Day:	Trading Day means a Business Day on which (i) the value of the Index is published by Bloomberg or Reuters Group PLC (“Reuters”), (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the DJ-UBS Commodity Index and the Sub-Indices are traded, in each case as determined by the Calculation Agent in its sole discretion.

Payment at Maturity/ Call / Acceleration Upon Minimum Indicative Value:	On the Maturity Date, the Call Settlement Date or the Acceleration Settlement Date, as the case may be, you will receive a cash payment per Security in an amount equal to the Current Principal Amount calculated as of the corresponding Final Valuation Date or Valuation Date, as the case may be. We refer to this cash payment as the “Cash Settlement Amount.”

Current Principal Amount:	The Current Principal Amount on the Initial Trade Date will equal $25 per Security. On each subsequent calendar day until maturity or call, upon acceleration or upon early redemption, the Current Principal Amount will equal (1) the Current Principal Amount on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Fee Amount on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Daily Index Factor:	The Daily Index Factor on any Trading Day will equal (1) the Index Closing Level on such Trading Day divided by (2) the Index Closing Level on the immediately preceding Trading Day.

Fee Amount:	The Fee Amount on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity or call, upon acceleration or upon early redemption, the Fee Amount will be equal to the product of (i) 0.70% divided by 365 times (ii) the Current Principal

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Amount on the immediately preceding calendar day. Because the Fee Amount is calculated based on, and subtracted from, the Current Principal Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

Listing:	We intend to list the Securities on the NYSE Arca under the symbol “BLND.” There can be no assurance that an active secondary market will develop for the Securities. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP Number:	90267L201

ISIN Number:	US90267L2016

Calculation Agent:	UBS Securities LLC

We intend to sell a portion of the Securities on the Initial Trade Date for a price to public equal to 100.65% of their stated Principal Amount. Dealers who purchase as principal will receive a commission of 0.65% of the Stated Principal amount of the Securities and we will receive net proceeds of 100% of the stated Principal amount of the Securities. In connection with that sale, our affiliate UBS Securities LLC will pay an amount equal to 0.35% of the stated Principal Amount of Securities sold on the Initial Trade Date to UBS Financial Services Inc. for services in connection with the initial distribution. Additional Securities may be offered and sold from time to time through UBS Securities LLC or one or more dealers. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Fee Amount. Please see “Supplemental Plan of Distribution” on page S-64 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

*	Expected. In the event we make any change to the expected Initial Trade Date and Initial Settlement Date, the Maturity Date will be changed to ensure that the stated term of the Securities will remain the same, and other relevant dates in this prospectus supplement will also be updated.

The UBS AG Exchange Traded Access Securities (ETRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of ETRACS. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices, which may have the same or different terms and conditions relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS linked to a different underlying index in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the Securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January  11, 2012 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement
Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM	S-31
Valuation of the Index and the Securities	S-45
Specific Terms of the Securities	S-48
Use of Proceeds and Hedging	S-57
Material U.S. Federal Income Tax Consequences	S-58
Benefit Plan Investor Considerations	S-62
Supplemental Plan of Distribution	S-64
Conflicts of Interest	S-65
Notice of Redemption	Annex A
Broker’s Confirmation of Redemption	Annex B

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

-i-

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return on the Securities linked to the performance of the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM. The Index is an equally weighted basket comprised of three sub-indices of the DJ-UBS Commodity Index of varying commodity futures maturities: the 2-Month Sub-Index, the 4-Month Sub-Index and the 6-Month Sub-Index. The three Sub-Indices are calculated in the same manner as the DJ-UBS Commodity Index, except that, instead of calculations based on the front-month futures contracts, the Sub-Indices are calculated based on the futures contracts expirations that are included in the DJ-UBS Commodity Index in two months’, four months’ and six months’ time, respectively, from the date of calculation. However, with respect to the 6-Month Sub-Index, the futures contracts on live cattle, lean hogs and unleaded gasoline are those that would be included in the DJ-UBS Commodity Index in 5 months’ time from the date of calculation. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on the three Sub-Indices and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. By diversifying exposure across multiple commodity futures maturities, the Index seeks to limit concentration at any one point on the commodity future price curves. Historically, including exposure to longer dated maturities has helped to mitigate the costs associated with holding and rolling shorter dated commodity futures positions. However, there can be no assurance that this result will occur in the future. The DJ-UBS Commodity Index is composed of the prices of twenty exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the DJ-UBS Commodity Index for 2012 are as follows: aluminum, crude oil, coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc. Each of the Index, the Sub-Indices and the DJ-UBS Commodity Index is a proprietary index. CME Indexes, in conjunction with UBS Securities LLC (together, the “Index Calculation Agent”), calculates the Index, the DJ-UBS Commodity Index and the Sub-Indices. CME Indexes is the “Index Sponsor” of the Index. For a detailed description of the Index, see “The Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM” beginning on page S-31.

Payment at Maturity or Call, or upon Acceleration or Early Redemption

At maturity, you will receive a cash payment per $25.00 Principal Amount of your Securities based on the performance of the Index equal to the Current Principal Amount on the Final Valuation Date, corresponding Valuation Date or Acceleration Date, as the case may be. We refer to this cash payment as the “Cash Settlement Amount”.

On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal (1) the Current Principal Amount on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Fee Amount on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

The Daily Index Factor on any Trading Day will equal (1) the closing level of the Index on such Trading Day divided by (2) the closing level of the Index on the immediately preceding Trading Day. For purposes of calculating the Current Principal Amount at maturity or call, upon acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

The Fee Amount on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity or call, upon acceleration or upon early redemption, the Fee Amount will be equal to the product of (i) 0.70% divided by 365 times (ii) the Current Principal Amount on the immediately preceding calendar day. Because the Fee Amount is calculated based on, and subtracted from, the Current Principal Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

If the Cash Settlement Amount is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity or call, upon acceleration or upon early redemption, if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount and any Redemption Fee. See “Specific Terms of the Securities — Cash Payment at Maturity, Call or Upon Acceleration or Early Redemption” beginning on page S-48.

At redemption, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Redemption Amount. The Redemption Fee, as of any Valuation Date, will be an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on such Valuation Date.

The Redemption Amount will equal the Current Principal Amount on the applicable Valuation Date minus the Redemption Fee on the applicable Valuation Date.

For any early redemption, the applicable “Valuation Date” means the first Trading Day following the date on which you deliver a Redemption Notice and Redemption Confirmation are delivered to UBS in compliance with the redemption procedures described herein. The applicable “Redemption Date” means the third Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Business Day.

We will not pay you interest during the term of the Securities.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or call, upon acceleration or upon early redemption.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by investors who understand the consequences of seeking daily investment results generally. The Securities are designed as an investment vehicle for sophisticated investors who understand the risks of investing in the performance of an index comprised of a blended position in three sub-indices that measure the performance of futures contracts that will be included in the Dow Jones-UBS Commodity Index in two, four and six months’ time.

The Securities are fully exposed to any decline in the level of the Index. Because the Daily Index Factor measures the Index’s performance on a daily basis, the change in the Current Principal Amount from the previous Trading Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Trading Day, after taking into account the Fee Amount and any Redemption Fee. You may lose some or all of your investment if the Daily Index Factor declines or does not increase by an amount sufficient to offset the cumulative negative effect of the Fee Amount and any Redemption Fee.

Early Redemption

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 50,000 Securities). If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures,” you will receive payment for your Securities on the Redemption Date. The first Redemption Date will be May 7, 2012 and the final Redemption Date will be April 25, 2042. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount described above. You must comply with the redemption procedures described herein in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

You may lose some or all of your investment upon early redemption if the level of the Index declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee. See “Specific Terms of the Securities — Early Redemption” on page S-50.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-50.

UBS’s Call Right

On any Trading Day on or after April 30, 2013 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive per Security a cash payment on the Call Settlement Date equal to the Cash Settlement Amount. In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’s exercise of its Call Right if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount. See “Specific Terms of the Securities — UBS Call Right” on page S-51.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value of the Securities (as defined in “Valuation of the Index and the Securities — Indicative Security Values) on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of the Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for the Cash Settlement Amount. The Cash Settlement Amount will be paid to the Securities holders on the Acceleration Settlement Date. The Calculation Agent will determine whether an acceleration upon minimum indicative value has occurred. See “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value” and “— Calculation Agent”.

Selected Risk Considerations

An investment in the Securities involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-15.

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You may lose some or all of your principal — The Securities are fully exposed to any decline in the Index Closing Level over the term of the Securities, as measured on the applicable Valuation Date or the Final Valuation Date. Because the cumulative negative effect of the Fee Amount and any Redemption Fee reduces your final payment, the change in the Index Closing Level over the term of the Securities will need to be sufficient to offset the cumulative negative effect of the Fee Amount and any Redemption Fee in order for you to receive a payment at maturity equal to your initial investment in the Securities. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of the exchange-traded futures contracts comprising the Index and, consequently, the value of the Securities.

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The Index may not perform as expected — Although the Index seeks to limit concentration at any one point on the commodity futures price curve by diversifying exposure across multiple commodity futures maturities, and thus helping to mitigate the costs associated with holding and rolling shorter dated commodity futures positions, there is no assurance that this strategy will be successful and that any reduction in costs will be achieved.

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Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index as measured by the Daily Index Factor, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

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Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

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Potential over-concentration in particular commodity sectors — The commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy and agriculture, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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A trading market for the Securities may not develop — Although we intend to list the Securities on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢	No interest payments on the Securities — You will not receive any interest payments on the Securities.

➢

No direct exposure to fluctuations in foreign exchange rates — The value of your Securities will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and any other currencies in which any futures contacts comprising the Index may be quoted. Therefore, if any applicable non-U.S. dollar currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment at maturity or call, upon acceleration or upon early redemption, nor incur any reduction in such potential payment.

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The Securities may not provide a hedge against commodity price and/or value decreases — The Securities may not provide a hedge against a decrease in the price and/or value of the commodities included in the index.

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Limited performance history — The return on the Securities is linked to the performance of the Index, as measured by the Daily Index Factor. The Index was created on December 15, 2011. As a result, the Index has a limited performance history and it is uncertain how the Index will perform in the future. Estimated historical data for the Index prior to December 15, 2011 has been simulated by applying the Index’s calculation methodology to estimated historical and historical levels of the Sub-Indices. No future performance of the Index can be predicted based on the historical or the estimated historical data described in this prospectus supplement.

➢	No redemption prior to May 7, 2012 — You may elect to have your Securities redeemed on or after May 7, 2012. Accordingly, your ability to liquidate the Securities may be limited prior to that date.

➢

Minimum Redemption Amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

➢

Your Redemption Election is Irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your Redemption Notice and the Redemption Amount is determined on the applicable Valuation Date.

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Potential automatic acceleration — In the event the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Cash Settlement Amount even if the indicative value subsequently increases on that day. Such amount may be substantially less than your initial investment.

➢

Owning the Securities is not the same as owning any of the futures contracts included in the Sub-Indices — The return on your Securities may not reflect the return you would realize if you actually owned any of the exchange-traded futures contracts included in the Sub-Indices.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢	UBS’s Call Right — UBS may redeem all outstanding Securities at any time after April 30, 2013 as described under “Specific Terms of the Securities — UBS’s Call Right” on page S-51.

The Securities may be a suitable investment for you if:

➢	You understand investing in futures contracts across varying maturities.

➢

You seek an investment with a return linked to the performance of the Index, which measures the blended performance of three Sub-Indices, each of which measures the exposure of exchange-traded futures contracts of varying maturities on commodities that will be included in the DJ-UBS Commodity Index.

➢

You believe the level of the Index, as measured by the Daily Index Factor, will increase during the term of the Securities by an amount sufficient to offset the cumulative negative effect of the Fee Amount and the Redemption Fee, if applicable.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You understand the consequences of seeking returns linked to daily investment results generally, and you intend to actively monitor and manage your investment.

➢	You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange- traded futures contracts on physical commodities, in particular.

➢	You are willing to be exposed to the credit risk of UBS, as issuer of the Securities.

➢	You are willing to hold securities that may be called by UBS prior to maturity, pursuant to the UBS Call Right, on any Trading Day on or after April 30, 2013.

➢	You are willing to hold securities that have a long-term maturity (30 years).

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You understand and accept the risks associated with the fact that significant aspects of the tax treatment of the Securities are uncertain.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

The Securities may not be a suitable investment for you if:

➢	You do not understand investing in futures contracts across varying maturities.

➢

You do not seek an investment with a return linked to the performance of the Index, which measures the blended performance of three sub-indices, each of which measures the exposure of exchange-traded futures contracts of varying maturities on commodities that will be included in the DJ-UBS Commodity Index.

➢

You believe that the level of the Index will decline, as measured by the Daily Index Factor, during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the cumulative negative effect of the Fee Amount and the Redemption Fee, if applicable.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You do not understand the consequences of seeking returns linked to daily investment results generally, and you do not intend to actively monitor and manage your investment.

➢	You are not willing to be exposed to the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

➢	You are not willing to be exposed to the credit risk of UBS, as issuer of the Securities.

➢	You are not willing to hold securities that may be called by UBS prior to maturity, pursuant to the UBS Call Right, on any Trading Day on or after April 30, 2013.

➢	You are not willing to hold securities that have a long-term maturity (30 years).

➢	You are seeking an investment for which there will be an active secondary market.

➢	You are unwilling to accept uncertainty in significant aspects of the tax treatment of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

Who calculates and publishes the Index?

The Index level is calculated and disseminated by CME Indexes, as Index Sponsor, in conjunction with UBS Securities LLC, approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Trading Day. Index information, including the Index level, is available from Bloomberg under the symbol “DJUF246T” and from Reuters on page “.DJUF246T”. Index levels can also be obtained from the official website of Dow Jones. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or any applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” on page S-58.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-58.

The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-58 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the offering of Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity or Call, or Upon Early Redemption

The following four examples illustrate how the Securities would perform at maturity or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. The examples should not be taken as indications or predictions of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-15 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

We have included examples in which the level of the Index increases at a constant rate of 0.025% per day for 30 days (Example 1), as well as examples in which the level of the Index increases at a constant rate of 0.025% per day for the first 15 days, and then decreases at a constant rate of 0.025% per day for the next 15 days (Example 2). In addition, Example 3 shows the level of the Index decreasing at a constant rate of 0.025% per day for the first 15 days, and then increasing at a constant rate of 0.025% per day for the next 15 days, whereas Example 4 shows the level of the Index decreasing at a constant rate of 0.025% per day for 30 days. For ease of analysis and presentation, the following examples also assume that the term of the Securities is 30 days and that no call or acceleration upon minimum indicative value has occurred. These examples highlight the impact of the Fee Amount (and, if applicable, the Redemption Amount) on the payment at maturity or call, or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the four examples:

➢	the initial Index Closing Level is 350.00;

➢	the Redemption Fee Rate is 0.125%;

➢	the Current Principal Amount on the first day is $25.00; and

➢	the Fee Amount for the Securities is 0.70%.

Hypothetical Examples

Example 1: The level of the Index increases at a constant rate of 0.025% per day for 30 days.

Day	Index Ending Level	Daily Index Factor		Fee Amount	Current Principal Amount*	Redemption Amount
A	B	C	D	E	F	G
			(previous Current Principal Amount x Daily Index Factor)	(previous Current Principal Amount x Fee Amount x Act/365)	(D – E)	(F – (F x Redemption Fee Rate))
1	350.09	1.00025	25.0063	$0.0004795	$25.0058	$24.9745
2	350.18	1.00025	25.0120	$0.0004796	$25.0115	$24.9803
3	350.26	1.00025	25.0178	$0.0004797	$25.0173	$24.9860
4	350.35	1.00025	25.0236	$0.0004798	$25.0231	$24.9918
5	350.44	1.00025	25.0293	$0.0004799	$25.0289	$24.9976
6	350.53	1.00025	25.0351	$0.0004800	$25.0346	$25.0033
7	350.61	1.00025	25.0409	$0.0004801	$25.0404	$25.0091
8	350.70	1.00025	25.0467	$0.0004802	$25.0462	$25.0149
9	350.79	1.00025	25.0525	$0.0004803	$25.0520	$25.0207
10	350.88	1.00025	25.0582	$0.0004804	$25.0578	$25.0264
11	350.96	1.00025	25.0640	$0.0004806	$25.0635	$25.0322
12	351.05	1.00025	25.0698	$0.0004807	$25.0693	$25.0380
13	351.14	1.00025	25.0756	$0.0004808	$25.0751	$25.0438
14	351.23	1.00025	25.0814	$0.0004809	$25.0809	$25.0496
15	351.31	1.00025	25.0872	$0.0004810	$25.0867	$25.0553
16	351.40	1.00025	25.0930	$0.0004811	$25.0925	$25.0611
17	351.49	1.00025	25.0988	$0.0004812	$25.0983	$25.0669
18	351.58	1.00025	25.1046	$0.0004813	$25.1041	$25.0727
19	351.67	1.00025	25.1103	$0.0004814	$25.1099	$25.0785
20	351.75	1.00025	25.1161	$0.0004816	$25.1157	$25.0843
21	351.84	1.00025	25.1219	$0.0004817	$25.1215	$25.0901
22	351.93	1.00025	25.1277	$0.0004818	$25.1273	$25.0959
23	352.02	1.00025	25.1335	$0.0004819	$25.1331	$25.1016
24	352.11	1.00025	25.1393	$0.0004820	$25.1389	$25.1074
25	352.19	1.00025	25.1451	$0.0004821	$25.1447	$25.1132
26	352.28	1.00025	25.1510	$0.0004822	$25.1505	$25.1190
27	352.37	1.00025	25.1568	$0.0004823	$25.1563	$25.1248
28	352.46	1.00025	25.1626	$0.0004824	$25.1621	$25.1306
29	352.55	1.00025	25.1684	$0.0004826	$25.1679	$25.1364
30	352.63	1.00025	25.1742	$0.0004827	$25.1737	$25.1422

Cumulative Index Return:				0.75273%
Return on Securities (assumes no early redemption):				0.69479%

*	Equals the Cash Settlement Amount

Hypothetical Examples

Example 2: The level of the Index increases at a constant rate of 0.025% per day for the first 15 days, and then decreases at a constant rate of 0.025% per day for the next 15 days.

Day	Index Ending Level	Daily Index Factor		Fee Amount	Current Principal Amount*	Redemption Amount
A	B	C	D	E	F	G
			(previous Current Principal Amount x Daily Index Factor)	(previous Current Principal Amount x Fee Amount x Act/365)	(D – E)	(F – (F x Redemption Fee Rate))
1	350.09	1.00025	25.0063	$0.0004795	$25.0058	$24.9745
2	350.18	1.00025	25.0120	$0.0004796	$25.0115	$24.9803
3	350.26	1.00025	25.0178	$0.0004797	$25.0173	$24.9860
4	350.35	1.00025	25.0236	$0.0004798	$25.0231	$24.9918
5	350.44	1.00025	25.0293	$0.0004799	$25.0289	$24.9976
6	350.53	1.00025	25.0351	$0.0004800	$25.0346	$25.0033
7	350.61	1.00025	25.0409	$0.0004801	$25.0404	$25.0091
8	350.70	1.00025	25.0467	$0.0004802	$25.0462	$25.0149
9	350.79	1.00025	25.0525	$0.0004803	$25.0520	$25.0207
10	350.88	1.00025	25.0582	$0.0004804	$25.0578	$25.0264
11	350.96	1.00025	25.0640	$0.0004806	$25.0635	$25.0322
12	351.05	1.00025	25.0698	$0.0004807	$25.0693	$25.0380
13	351.14	1.00025	25.0756	$0.0004808	$25.0751	$25.0438
14	351.23	1.00025	25.0814	$0.0004809	$25.0809	$25.0496
15	351.31	1.00025	25.0872	$0.0004810	$25.0867	$25.0553
16	351.23	0.99975	25.0804	$0.0004811	$25.0799	$25.0486
17	351.14	0.99975	25.0737	$0.0004810	$25.0732	$25.0419
18	351.05	0.99975	25.0669	$0.0004809	$25.0664	$25.0351
19	350.96	0.99975	25.0602	$0.0004807	$25.0597	$25.0284
20	350.88	0.99975	25.0534	$0.0004806	$25.0530	$25.0216
21	350.79	0.99975	25.0467	$0.0004805	$25.0462	$25.0149
22	350.70	0.99975	25.0399	$0.0004803	$25.0395	$25.0082
23	350.61	0.99975	25.0332	$0.0004802	$25.0327	$25.0014
24	350.53	0.99975	25.0265	$0.0004801	$25.0260	$24.9947
25	350.44	0.99975	25.0197	$0.0004800	$25.0193	$24.9880
26	350.35	0.99975	25.0130	$0.0004798	$25.0125	$24.9813
27	350.26	0.99975	25.0063	$0.0004797	$25.0058	$24.9745
28	350.17	0.99975	24.9995	$0.0004796	$24.9991	$24.9678
29	350.09	0.99975	24.9928	$0.0004794	$24.9923	$24.9611
30	350.00	0.99975	24.9861	$0.0004793	$24.9856	$24.9544

Cumulative Index Return:				-0.00009%
Return on Securities (assumes no early redemption):				-0.05761%

*	Equals the Cash Settlement Amount

Hypothetical Examples

Example 3: The level of the Index decreases at a constant rate of 0.025% per day for the first 15 days, and then increases at a constant rate of 0.025% per day for the next 15 days.

Day	Index Ending Level	Daily Index Factor		Fee Amount	Current Principal Amount*	Redemption Amount
A	B	C	D	E	F	G
			(previous Current Principal Amount x Daily Index Factor)	(previous Current Principal Amount x Fee Amount x Act/365)	(D – E)	(F – (F x Redemption Fee Rate))
1	349.91	0.99975	24.9938	$0.0004795	$24.9933	$24.9620
2	349.83	0.99975	24.9870	$0.0004793	$24.9865	$24.9553
3	349.74	0.99975	24.9803	$0.0004792	$24.9798	$24.9486
4	349.65	0.99975	24.9736	$0.0004791	$24.9731	$24.9419
5	349.56	0.99975	24.9668	$0.0004789	$24.9664	$24.9352
6	349.48	0.99975	24.9601	$0.0004788	$24.9597	$24.9285
7	349.39	0.99975	24.9534	$0.0004787	$24.9529	$24.9217
8	349.30	0.99975	24.9467	$0.0004785	$24.9462	$24.9150
9	349.21	0.99975	24.9400	$0.0004784	$24.9395	$24.9083
10	349.13	0.99975	24.9333	$0.0004783	$24.9328	$24.9016
11	349.04	0.99975	24.9266	$0.0004782	$24.9261	$24.8949
12	348.95	0.99975	24.9198	$0.0004780	$24.9194	$24.8882
13	348.86	0.99975	24.9131	$0.0004779	$24.9127	$24.8815
14	348.78	0.99975	24.9064	$0.0004778	$24.9060	$24.8748
15	348.69	0.99975	24.8997	$0.0004776	$24.8992	$24.8681
16	348.78	1.00025	24.9055	$0.0004775	$24.9050	$24.8739
17	348.86	1.00025	24.9112	$0.0004776	$24.9107	$24.8796
18	348.95	1.00025	24.9170	$0.0004777	$24.9165	$24.8853
19	349.04	1.00025	24.9227	$0.0004779	$24.9222	$24.8911
20	349.13	1.00025	24.9285	$0.0004780	$24.9280	$24.8968
21	349.21	1.00025	24.9342	$0.0004781	$24.9338	$24.9026
22	349.30	1.00025	24.9400	$0.0004782	$24.9395	$24.9083
23	349.39	1.00025	24.9457	$0.0004783	$24.9453	$24.9141
24	349.48	1.00025	24.9515	$0.0004784	$24.9510	$24.9198
25	349.56	1.00025	24.9573	$0.0004785	$24.9568	$24.9256
26	349.65	1.00025	24.9630	$0.0004786	$24.9625	$24.9313
27	349.74	1.00025	24.9688	$0.0004787	$24.9683	$24.9371
28	349.82	1.00025	24.9745	$0.0004788	$24.9741	$24.9428
29	349.91	1.00025	24.9803	$0.0004790	$24.9798	$24.9486
30	350.00	1.00025	24.9861	$0.0004791	$24.9856	$24.9544

Cumulative Index Return:				-0.00009%
Return on Securities (assumes no early redemption):				-0.05761%

*	Equals the Cash Settlement Amount

Hypothetical Examples

Example 4: The level of the Index decreases at a constant rate of 0.025% per day for 30 days.

Day	Index Ending Level	Daily Index Factor		Fee Amount	Current Principal Amount*	Redemption Amount
A	B	C	D	E	F	G
			(previous Current Principal Amount x Daily Index Factor)	(previous Current Principal Amount x Fee Amount x Act/365)	(D – E)	(F – (F x Redemption Fee Rate))
1	349.91	0.99975	24.9938	$0.0004795	$24.9933	$24.9620
2	349.83	0.99975	24.9870	$0.0004793	$24.9865	$24.9553
3	349.74	0.99975	24.9803	$0.0004792	$24.9798	$24.9486
4	349.65	0.99975	24.9736	$0.0004791	$24.9731	$24.9419
5	349.56	0.99975	24.9668	$0.0004789	$24.9664	$24.9352
6	349.48	0.99975	24.9601	$0.0004788	$24.9597	$24.9285
7	349.39	0.99975	24.9534	$0.0004787	$24.9529	$24.9217
8	349.30	0.99975	24.9467	$0.0004785	$24.9462	$24.9150
9	349.21	0.99975	24.9400	$0.0004784	$24.9395	$24.9083
10	349.13	0.99975	24.9333	$0.0004783	$24.9328	$24.9016
11	349.04	0.99975	24.9266	$0.0004782	$24.9261	$24.8949
12	348.95	0.99975	24.9198	$0.0004780	$24.9194	$24.8882
13	348.86	0.99975	24.9131	$0.0004779	$24.9127	$24.8815
14	348.78	0.99975	24.9064	$0.0004778	$24.9060	$24.8748
15	348.69	0.99975	24.8997	$0.0004776	$24.8992	$24.8681
16	348.60	0.99975	24.8930	$0.0004775	$24.8925	$24.8614
17	348.52	0.99975	24.8863	$0.0004774	$24.8858	$24.8547
18	348.43	0.99975	24.8796	$0.0004773	$24.8791	$24.8480
19	348.34	0.99975	24.8729	$0.0004771	$24.8724	$24.8414
20	348.25	0.99975	24.8662	$0.0004770	$24.8658	$24.8347
21	348.17	0.99975	24.8595	$0.0004769	$24.8591	$24.8280
22	348.08	0.99975	24.8528	$0.0004767	$24.8524	$24.8213
23	347.99	0.99975	24.8462	$0.0004766	$24.8457	$24.8146
24	347.91	0.99975	24.8395	$0.0004765	$24.8390	$24.8079
25	347.82	0.99975	24.8328	$0.0004764	$24.8323	$24.8013
26	347.73	0.99975	24.8261	$0.0004762	$24.8256	$24.7946
27	347.65	0.99975	24.8194	$0.0004761	$24.8189	$24.7879
28	347.56	0.99975	24.8127	$0.0004760	$24.8123	$24.7812
29	347.47	0.99975	24.8061	$0.0004759	$24.8056	$24.7746
30	347.38	0.99975	24.7994	$0.0004757	$24.7989	$24.7679

Cumulative Index Return:				-0.74729%
Return on Securities (assumes no early redemption):				-0.80439%

*	Equals the Cash Settlement Amount

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index level and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the Index Closing Levels over the term of the Securities, as measured on the Valuation Date or the Final Valuation Date, the Fee Amount and the Redemption Fee, if applicable. The Fee Amount will depend on movements in the Index Closing Level over the term of the Securities.

The hypothetical examples above, and the assumptions on which they are based, are provided for illustrative purposes only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Closing Levels or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities.

The amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the price of commodities underlying the exchange-traded futures contracts that make up the DJ-UBS Commodity Index and the Sub-Indices (the “Index Commodities”), and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Commodities, the Index itself or the exchange-traded futures contracts included in the DJ-UBS Commodity Index and the Sub-Indices. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or call, upon acceleration or upon early redemption. We will pay you at maturity or call, or upon acceleration a Cash Settlement Amount per $25.00 Principal Amount of your Securities based on the performance of the Index and the cumulative negative effect of the Fee Amount. We will pay you upon early redemption a Redemption Amount per $25.00 Principal Amount of your Securities based on the performance of the Index and the cumulative negative effect of the Fee Amount and the Redemption Fee. The Securities are fully exposed to any decline in the level of the Index (as measured by the Daily Index Factor). You will lose some or all of your principal if the Index Closing Level declines, or does not rise enough, over the term of the Securities, as measured on any Valuation Date or on the Final Valuation Date, such that the cumulative negative effect of the Fee Amount and any Redemption Fee is not offset. Depending on the Index Closing Level on the applicable Valuation Date or the Final Valuation Date, you could lose a substantial portion and possibly all of your principal. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level is therefore unpredictable. See “Specific Terms of the Securities” beginning on page S-48.

The Fee Amount will reduce your participation in the performance of the Index.

The Fee Amount will diminish the value of the Securities by reducing the Cash Settlement Amount and the Redemption Amount by a rate of 0.70% per year, deducted daily over the term of the Securities as described under “Specific Terms of the Securities — Fee Amount.” Any return on your Securities includes the cumulative negative effect of the Fee Amount. As a result, if the Index Closing Level declines, or does not rise enough, over the term of the Securities, as measured on any Valuation Date or on the Final Valuation Date, so as to offset the effect of the Fee Amount on the Cash Settlement Amount and the Redemption Amount, you will receive less than your initial investment at maturity or call, upon acceleration or upon early redemption. To demonstrate the effect of the Fee Amount on the Cash Settlement Amount that would be payable to you at maturity, please review the hypothetical calculations and examples in “Hypothetical Examples” beginning on page S-9.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the

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ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by sophisticated investors seeking a short-term trading vehicle who understand the consequences of seeking daily returns, and who intend to actively monitor and manage their investments.

THESE SECURITIES ARE DESIGNED FOR TRADERS. IF YOU DO NOT UNDERSTAND THE EFFECTS OF DAILY RESETS, THEN YOU SHOULD NOT INVEST IN THESE SECURITIES. The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors. Investing in any series of Securities is not equivalent to a direct investment in the Index or a direct long position in the futures contracts comprising the Sub-Indices. The value of the Securities is also subject to the cumulative negative effect of the Fee Amount and any Redemption Fee. The amount you receive at maturity or call, upon acceleration or upon early redemption will be contingent upon the level of the Index. In addition, because the Daily Index Factor measures the Index’s performance on a daily basis, the change in the Current Principal Amount from the previous Trading Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Trading Day, after taking into account the Fee Amount and any Redemption Fee. There is no guarantee that you will receive at maturity or call, upon acceleration or upon early redemption your initial investment back or any return on that investment. Significant negative daily performances for the Securities may not be offset by any subsequent positive daily performance of the same magnitude.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to receive payment for your Securities on any Redemption Date. You may only receive payment for your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and you will not receive payment for your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption” on page S-50 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Trading Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the first Trading Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the corresponding

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Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

Owning the Securities is not the same as owning the Index Commodities, the exchange-traded futures contracts or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned the Index Commodities, the exchange-traded futures contracts or a security directly linked to the performance of the Index or the Sub-Indices, and held such investment for a similar period. Any return on your Securities includes the cumulative negative effect of the Fee Amount and any Redemption Fee. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline.

The market value of the Securities may be influenced by many unpredictable factors, including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity (if they are not subject to early redemption, call or acceleration). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

➢	the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities, or that affect commodities and futures markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Commodity prices may change unpredictably, affecting the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with commodities, including the Index Commodities, is speculative and can be extremely volatile. Market prices of commodities, including the Index Commodities, may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; war; terrorism; disease; pestilence; technological developments; changes in

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interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These current or “spot” prices of the Index Commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant Index Commodity. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in unpredictable directions. Price movements of these commodities might not be reflective of the broader commodity markets, or of the economy as a whole. However, the recent global financial crisis may heighten the risks associated with the Securities by increasing volatility and unpredictability. Because certain of the commodities referenced in the Sub-Indices may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of the Securities. For example, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of the Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

Furthermore, certain commodities are used primarily in one industry, and fluctuations in levels of activity in (or the availability of alternative resources to) one industry may have a disproportionate effect on global demand for a particular commodity. Moreover, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets. Political, economic and other developments that affect those countries may affect the value of the commodities underlying the Sub-Indices and, thus, the value of the Securities.

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

Changes in the U.S. Treasury Bill rate of interest may affect the level of the Index and value of your Securities.

Because the value of the Index is linked, in part, to the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills, changes in the U.S. Treasury Bill rate of interest may affect the amount payable on your Securities at maturity or call, upon acceleration or upon early

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redemption and, therefore, the market value of your Securities. Assuming the levels of the Sub-Indices remain constant, an increase in the U.S. Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your securities. A decrease in the U.S. Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

Suspensions or disruptions of market trading in the commodity and related futures contracts markets may adversely affect the value of your Securities.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Sub-Indices and, therefore, the level of the Index. Consequently, the Securities would be adversely affected.

Changing prices of the commodity futures contracts included in the DJ-UBS Commodity Index and the Sub-Indices may result in a reduced amount payable at maturity or call, upon acceleration or upon early redemption.

The DJ-UBS Commodity Index and the Sub-Indices are composed of commodity futures contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain month for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Sub-Indices approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the purchase price of the November contract, thereby creating a positive “roll yield.” The existence of “backwardation” and positive “roll yields” may positively affect the Sub-Indices and the Index. Many of the futures contracts included in the Sub-Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher the more distant their delivery time, which results in a significant cost to “roll” the futures contracts. The existence of contango in the futures contracts markets may result in negative “roll yields,” which will adversely affect the value of the Sub-Indices and the Index. Consequently, if the markets for the commodities futures contracts included in the Sub-Indices are in contango, the Securities may be negatively affected. Certain of the commodities included in the Sub-Indices, such as gold, have historically traded in contango markets. At certain times, commodities that have historically traded in “backwardation” may be in “contango”, which will likely adversely affect the level of the Index and the return on the Securities.

By diversifying exposure across multiple commodity futures maturities, through the use of the Sub-Indices and the rolling of positions in the Sub-Indices to more distant expirations, the Index seeks to avoid concentration at any one point on the commodity futures price curves. Historically, including exposure to longer dated maturities has helped to mitigate the costs associated with holding and rolling shorter dated commodity futures positions. However, there can be no assurance that this cost mitigation strategy will be successful in the future. Unforeseen market conditions may cause the Index to enhance

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negative roll yield in the future, thus causing the level of the Index to decline and, consequently, causing the Securities to lose value. As a result, it is possible that the performance of the Index may be less favorable than the performance of the DJ-UBS Commodity Index.

Legal and regulatory changes could adversely affect the return on and value of your securities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the CFTC, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed and adopted certain of the required regulations, the ultimate nature and scope of many of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved final rules to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. The implementation of these rules and the position limits will occur over a period of time and will likely not be effective until later in 2012 and portions of the rules will not be effective until subsequent years. While the precise effect of the final rules is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants and, therefore, the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could affect the level of the Index, which could in turn adversely affect the return on and value of the Securities.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

If, at any time, the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of the Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for a cash payment equal to the Cash Settlement Amount calculated on and as of the Acceleration Date. The Cash Settlement Amount will be paid to the Securities holders on the Acceleration Settlement Date.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

Risk Factors

You will not receive interest payments on the Securities or have rights in the exchange-traded futures contracts on the Index Commodities.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the underlying exchange-traded futures contracts on the Index Commodities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Commodities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of the Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to receive payment for your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Trading Day on or after April 30, 2013, through and including the Maturity Date, we may provide payment for all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities, the Cash Settlement Amount and the Redemption Amount.

The Index, each of the Sub-Indices and the DJ-UBS Commodity Index are each overseen and managed by the Dow Jones-UBS Commodity IndexSM Supervisory Committee, in consultation with the Dow Jones-UBS Commodity IndexSM Advisory Committee (together with the Dow Jones-UBS Commodity IndexSM Supervisory Committee, the “Index Committees”). The Dow Jones-UBS Commodity IndexSM Supervisory Committee has a significant degree of discretion regarding prospective changes in the composition and methodology of the DJ-UBS Commodity Index and each of the Sub-Indices, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity or call, upon acceleration or upon early redemption, and the market value of the Securities prior to maturity, call, acceleration or early redemption. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index or the Sub-Indices, including the holders of the Securities, into consideration when re-weighting or making any other changes to the DJ-UBS Commodity Index, the Index or the Sub-Indices.

Furthermore, the annual composition of the DJ-UBS Commodity Index and the Sub-Indices will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Sub-Indices. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Sub-Indices for the following year. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if CME Indexes, in its sole discretion, discontinues or suspends calculation of the DJ-UBS Commodity Index, the Index or the Sub-Indices in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Closing Level is not available because of a market disruption

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event or for any other reason, the Calculation Agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Closing Level is required to be determined, the Calculation Agent will instead make a good faith estimate in its sole discretion of the Index Closing Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

We intend to list the Securities on the NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, if an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

There are uncertainties regarding the Index because of its limited performance history.

The return on the Securities is linked to the performance of the Index, as measured by the Daily Index Factor. The Index was created on December 15, 2011. As a result, the Index has a limited performance history. It is uncertain how the Index will perform in the future. Estimated historical data for the Index prior to December 15, 2011 has been simulated by applying the Index’s calculation methodology to estimated historical and historical levels of the Sub-Indices. No future performance of the Index can be predicted based on the historical or the estimated historical returns described in this prospectus supplement.

Historical and estimated historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, upon acceleration or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The trading prices of the exchange-traded futures contracts on the Index Commodities will determine the Index Closing Level on any given Valuation Date, the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Trading and other transactions by UBS, CME Indexes or their respective affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities, the Sub-Indices or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-57, UBS or its affiliates may hedge their obligations under the Securities by purchasing Index Commodities, futures or options on the Index Commodities, the Sub-Indices or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities, the Sub-Indices or the Index, and they may adjust these hedges by, among other things, purchasing or selling Index

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Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Chicago Mercantile Exchange, Inc., the indirect parent of CME Indexes, may also engage in such trading activities. Although they are not expected to, any of these hedging activities by each of UBS, the Index Sponsor and their respective affiliates may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. It is possible that UBS, CME Indexes or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities, the Sub-Indices or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities, the Sub-Indices or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

With respect to any of the activities described above, none of UBS, CME Indexes or their respective affiliates has any obligation to take into consideration at any time the needs of the Securities holders.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to passively track an equally weighted basket of the Sub-Indices, each of which passively tracks the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index, the Sub-Indices and the Index Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to the Index, any of the Sub-Indices, the Index Components or listed or over-the-counter options, futures contracts, swaps or other derivative financial instruments linked to any of the Sub-Indices, the Index Components or the Index. This research is modified from time to time without notice and may

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express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price and/or levels of the Index Components, or listed or over-the-counter options, futures contracts, swaps or other derivative financial instruments linked to the Index, the Sub-Indices or any of the Index Components and, therefore, the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

UBS Securities LLC’s involvement in the Index Committees may conflict with your interest as a holder of the Securities.

UBS Securities LLC nominates members of the Index Committees. Consequently, UBS Securities LLC will be involved in making determinations as to changes in the composition and management of the Index and the Sub-Indices including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Sub-Indices and the Index and, therefore, could affect the amount payable on the Securities at maturity or call, upon acceleration or upon early redemption, and the market value of the Securities prior to maturity, call, acceleration or early redemption. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

An Index Commodity may be replaced upon the occurrence of certain events.

A futures exchange may replace or delist a futures contract included in the DJ-UBS Commodity Index and the Sub-Indices. Procedures have been established by the Index Committees to address such events, which may include, among other things, a market disruption event (as it pertains to the DJ-UBS Commodity Index and the Sub-Indices) or the replacement or delisting of a commodity contract. There can be no assurance, however, that a market disruption event (as it pertains to the DJ-UBS Commodity Index and the Sub-Indices), the replacement or delisting of a commodity contract, or any other force majeure event, will not have an adverse or distortive effect on the value of any of the Sub-Indices or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, upon acceleration or upon early redemption. For a fuller description of the Calculation Agent’s role, see “Specific Terms of the Securities — Calculation Agent” beginning on page S-51. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting Index Commodities, the Sub-Indices or the Index has occurred or is continuing on the day when the Calculation Agent will determine the Index Closing Level. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date, the Acceleration Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the Index Closing Level on the first Trading Day on which a market disruption event is not occurring or continuing. However, if a market disruption event occurs with respect to any futures contract, the value of the futures contracts unaffected by the market disruption event shall be determined by the Calculation Agent on the scheduled Valuation Date or Final Valuation Date, as the case may be, and the value of the affected futures contract shall be determined by the Calculation Agent using the closing value of the affected futures contract on the first Trading Day on which a market disruption event is not occurring or continuing. The Calculation Agent will use those values in determining the Index Closing Level on such postponed Valuation Date or the Final Valuation Date, as applicable. In no event, however, will the applicable Valuation Date or Final Valuation Date for the Securities be postponed by more than three Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Trading Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Calculation Agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-52.

Because your payment at maturity or call, upon acceleration or upon early redemption is a function of, among other things, the Index Closing Level on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level, which could decrease the Cash Settlement Amount as compared to the Cash Settlement Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

The DJ-UBS Commodity Index and the Sub-Indices may in the future include futures contracts that are not traded on regulated futures exchanges.

The DJ-UBS Commodity Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). The DJ-UBS Commodity Index is currently composed exclusively of regulated futures contracts. As described below, however, the DJ-UBS Commodity Index and the Sub-Indices may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation, although this is less likely in light of the recent changes to U.S. law discussed above. As a result, trading in such futures contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of futures contracts on such facilities, and the inclusion of such futures contracts in the DJ-UBS Commodity Index and the Sub-Indices, may be subject to certain risks not

Risk Factors

presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant futures contracts.

The DJ-UBS Commodity Index and the Sub-Indices currently include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets.

The DJ-UBS Commodity Index and the Sub-Indices currently include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums, and political or diplomatic events.

It will also likely be more costly and difficult for the Index Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Sub-Indices and, therefore, the Index.

The payment at maturity at call, upon acceleration or upon early redemption will not be adjusted to compensate for changes in exchange rates that might affect any futures contracts that are quoted in foreign currencies.

From time to time, some of the futures contracts that will comprise the Index will be traded in currencies other than U.S. dollars. Although the Securities are denominated in U.S. dollars, the payment at maturity or call, upon acceleration or upon early redemption will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which any futures contracts comprising the Index will be quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity or call, upon acceleration or upon early redemption. However, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity or call, upon acceleration or upon early redemption will be based solely upon the Daily Index Factor, the Fee Amount and any Redemption Fee calculated on the applicable Valuation Date or Final Valuation Date.

The London Metal Exchange’s use of or omission to use price controls may result in limited appreciation but unlimited depreciation in the price of the relevant Index Commodities and, therefore, the value of your Securities.

The London Metal Exchange (the “LME”) has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the Index Commodities that are traded on the LME. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the Index Commodities that are traded on the LME, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of an Index Commodity could have a significant adverse impact on the value of the Sub-Indices and the Index and, therefore, the value of your Securities.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in

Risk Factors

the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. For example, in August 2006, in response to a drop in nickel stocks to historically low levels, the LME imposed a backwardation limit on nickel of $300 per tonne per day, which limit was subsequently lifted on November 11, 2006. Similar impositions of backwardation limits in the future could adversely affect the value of the Sub-Indices and the Index and, therefore, the value of your Securities.

Contracts traded on the LME are exposed to concentration risks beyond those characteristic of futures contracts on U.S. futures exchanges.

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. In the case of the nickel futures contract that is one of the Index Commodities, delivery may be, from the date of the contract, daily in the first three months, weekly in the following three months (i.e., up to the sixth month forward), and monthly in the 21 months thereafter (i.e., up to the 27th month forward). As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of an Index Commodity, they could adversely affect the value of the Sub-Indices and the Index and, therefore, the value of your Securities.

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

Approximately 33% of the Index Commodities are energy oriented, including approximately 15% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Sub-Indices and the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the DJ-UBS Commodity Index to lessen or eliminate the concentration of existing energy contracts in the Sub-Indices or to broaden the DJ-UBS Commodity Index to account for such developments, the level of the Index and the value of your Securities could decline.

Data sourcing, calculation and concentration risks associated with the DJ-UBS Commodity Index and the Sub-Indices may adversely affect the market price of the Securities.

Because the Securities are linked to the Index, which, in turn, is an equally weighted basket of Sub-Indices composed of contracts only on commodities, the Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the DJ-UBS Commodity Index and the Sub-Indices will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the exchange-traded futures contracts included in the DJ-UBS Commodity Index and the Sub-Indices. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the DJ-UBS Commodity Index and the Sub-Indices for the following year. Additionally,

Risk Factors

the Supervisory Committee, (see “Dow Jones-UBS Commodity Total Return Index 2-4-6 Forward BlendSM”), CME Indexes and UBS may not discover every discrepancy. Since the Sub-Indices consist solely of commodities, an investment in the Securities may carry risks similar to a concentrated securities investment in a specific industry or sector. Furthermore, the annual weightings for the DJ-UBS Commodity Index and the Sub-Indices are determined each year by the Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the DJ-UBS Commodity Index and the Sub-Indices. This discretion would permit, among other things, changes to the composition of the Index, the DJ-UBS Commodity Index and the Sub-Indices or change to the manner or timing of the publication of the values of such indices, at any time during the year if the Supervisory Committee deemed the changes necessary in light of factors that include, but are not limited to, (i) changes in liquidity of the underlying futures contracts that are included in the DJ-UBS Commodity Index and the Sub-Indices or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the Index, the DJ-UBS Commodity Index or the Sub-Indices. In particular, without limitation, UBS Securities LLC’s and CME Index’s access and rights to use data in connection with calculating, publishing and licensing the Index, the DJ-UBS Commodity Index and the Sub-Indices remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of the data reserve the right to revise the terms and conditions of access and use of their data upon notice to UBS Securities LLC and CME Indexes. The Supervisory Committee reserves the right to modify the composition of the Index, the DJ-UBS Commodity Index and the Sub-Indices on an as-needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on those indices.

The Supervisory Committee has no obligation to take the needs of any parties to transactions involving the Index or the Sub-Indices into consideration when reweighting or making any other changes to the DJ-UBS Commodity Index, the Index or the Sub-Indices.

UBS Securities LLC may be required to replace a Designated Contract if the existing futures contract is terminated or replaced.

One or more futures contracts, each known as a “Designated Contract,” as defined under “Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM — Dow Jones-UBS Commodity Index Total ReturnSM — Composition of the DJ-UBS Commodity Index,” has been selected as the reference contract for each physical commodity in the DJ-UBS Commodity Index. Data concerning this Designated Contract will be used to calculate each Index that includes that exchange-traded futures contract. If a Designated Contract were to be terminated or replaced in accordance with the rules set forth in the Dow Jones-UBS Commodity Index Handbook, a comparable futures contract, if available, would be selected by the Supervisory Committee to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of any Index in which the relevant exchange-traded futures contract is included, such as the Sub-Indices.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the Index level may be adjusted in the event that the Index Calculation Agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the DJ-UBS Commodity Index and the Sub-Indices on that day; the settlement price of any futures contract used in the calculation of the DJ-UBS Commodity Index and the Sub-Indices reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the DJ-UBS Commodity Index and the Sub-Indices; or, with

Risk Factors

respect to any futures contract used in the calculation of the Sub-Indices that trades on an exchange, a Trading Day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. See “DJ-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM — DJ-UBS Commodity Index Calculation Disruption Events” on page S-38.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Calculation Agent determines that any of the following market disruption events exists: the Index Sponsor does not publish the level of the Index; disruptions in trading of the exchange-traded futures contracts included in any of the Sub-Indices; disruptions in the price and trade reporting for any exchange-traded futures contract included in the Sub-Indices; the settlement price of any such exchange-traded futures contract exceeds the maximum permitted price change from the previous day’s settlement price; the occurrence of any event that affects our currency hedging with respect to U.S. dollars or the currency of any futures contract included in the Sub-Indices; or any event, the occurrence of which, as determined by the Calculation Agent, would materially affect our ability to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates may effect (as described under “Use of Proceeds and Hedging”). Any such market disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event” on page S-52.

UBS may redeem the Securities prior to the Maturity Date.

UBS may redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ notice on any Trading Day on or after April 30, 2013.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-7, “Material U.S. Federal Income Tax Consequences” on page S-58 and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as

Risk Factors

the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” on page S-58 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

The following is a description of the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM (the “Index”), the Dow Jones-UBS Commodity Index 2 Month ForwardSM (the “2-Month Sub-Index”), the Dow Jones-UBS Commodity Index 4 Month ForwardSM (the “4-Month Sub-Index”) and the Dow Jones-UBS Commodity Index 6 Month ForwardSM (the “6-Month Sub-Index” and, together with the 2-Month Sub-Index and the 4-Month Sub-Index, the “Sub-Indices” and each a “Sub-Index”) and the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Commodity Index”), including, without limitation, each respective index’s make-up and method of calculation. The exchange-traded futures contracts included in the Sub-Indices are those that will, in two, four and six months’ time, be included in the DJ-UBS Commodity Index; therefore, the following description includes the methodology used to determine changes in the exchange-traded futures contracts included in the DJ-UBS Commodity Index.

The information in this description has been taken from (i) publicly available sources, (ii) the Dow Jones-UBS Commodity IndexSM Handbook (a document that is considered proprietary to CME Indexes and UBS and is available at http://www.djindexes.com/ubs/index.cfm?go=handbook), which is summarized, but not incorporated by reference, herein, and (iii) the Dow Jones-UBS Commodity Index 2-4-6 Forward BlendSM Methodology (a document that is considered proprietary to CME Indexes and UBS and is available at http://www.djindexes.com/mdsidx/downloads/meth_info/Dow_Jones-UBS%20Commodity_Index_2-4-6_Forward_Blend_Methodology.pdf), which is summarized, but not incorporated by reference, herein. Such information reflects the policies of, and is subject to change by, CME Indexes and UBS. UBS has not independently verified information from publicly available sources described above in clause (i). We accept responsibility for the information in (ii) above, to the extent such information is reproduced in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into the Index and CME Indexes. Neither CME Indexes, Dow Jones nor any of the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees and/or members of the Supervisory and Advisory Committees (who are employees of CME Indexes and/or Dow Jones) are involved in the offer of the Securities in any way and have no obligation to consider your interests as a holder of the Securities. However, certain employees of UBS, the issuer of the Securities, are members of the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees and affiliates of UBS are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities. CME Indexes has no obligation to continue to publish the Index, the Sub-Indices or the DJ-UBS Commodity Index, and may discontinue publication of the Index, the Sub-Indices or the DJ-UBS Commodity Index at any time in its sole discretion.

Overview

The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on the three Sub-Indices (the “Sub-Index Component”) and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills.

The Sub-Index Component consists of an equally weighted basket comprised of three sub-indices of the DJ-UBS Commodity Index of varying commodity futures maturities: the 2-Month Sub-Index, the 4-Month Sub-Index and the 6-Month Sub-Index. The three Sub-Indices are calculated in the same manner as the DJ-UBS Commodity Index, except that, instead of calculations based on the front-month futures contracts, the Sub-Indices are calculated based on the futures contract expirations that would be included in the DJ-UBS Commodity Index in two months’, four months’ and six months’ time, respectively, from the date of calculation. However, with respect to the 6-Month Sub-Index, the futures contracts on live cattle, lean hogs and unleaded gasoline are those that would be included in the DJ-UBS Commodity Index in 5 months’ time from the date of calculation. Within each of the Sub-Indices,

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

commodities are weighted based on production and liquidity, subject to weighting restrictions on single commodities and commodities groups, all as described below under “— The DJ-UBS Commodity Index”.

The returns that constitute the second component of the Index are calculated using the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported on the website wwws.publicdebt.treas.gov/ AI/OFBills under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury, or any successor source, which is generally published once per week on Monday.

The DJ-UBS Commodity Index

The DJ-UBS Commodity Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. In May 2009, UBS Securities LLC acquired the DJ-UBS Commodity Index from AIG International Inc. and entered into a joint marketing agreement with Dow Jones & Company, Inc. (“Dow Jones”) to jointly market the DJ-UBS Commodity Index. Dow Jones subsequently assigned all its interests in that joint marketing agreement to CME Indexes. Pursuant to the joint marketing agreement, CME Indexes, in conjunction with UBS Securities LLC, calculates the Index, each of the Sub-Indices and the DJ-UBS Commodity Index. See “— Joint Marketing Agreement” below.

The DJ-UBS Commodity Index currently is composed of the prices of twenty exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “— The Commodity Futures Markets” below. The commodity futures included in the DJ-UBS Commodity Index for 2012 are as follows: aluminum, Brent Crude Oil, WTI Crude Oil, coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc.

The DJ-UBS Commodity Index is a proprietary index that CME Indexes, in conjunction with UBS Securities LLC, calculates. The methodology for determining the composition and weighting of the DJ-UBS Commodity Index and for calculating its value is subject to modification by CME Indexes and UBS Securities LLC at any time.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, the DJ-UBS Commodity Index and the Sub-Indices, including commodities included in the DJ-UBS Commodity Index and the Sub-Indices. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the DJ-UBS Commodity Index, the Index or any of the Sub-Indices. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the Index, the DJ-UBS Commodity Index, the Sub-Indices and related Indices, and UBS and CME Indexes and their affiliates may license the DJ-UBS Commodity Index and related Indices for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the DJ-UBS Commodity Index, the Index or any of the Sub-Indices. For instance, a market maker in a financial instrument linked to the performance of the DJ-UBS Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying DJ-UBS Commodity Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the DJ-UBS Commodity Index and the Sub-Indices, which in turn may affect the value of the DJ-UBS Commodity Index, the Sub-Indices and the Index. With

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

respect to any of the activities described above, none of UBS, CME Indexes or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

The Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees

CME Indexes and UBS Securities LLC have established the Dow Jones-UBS Commodity IndexSM Supervisory and Advisory Committees to assist them in connection with the operation of the commodity indices published by CME Indexes and UBS, including the Index, the Sub-Indices and the DJ-UBS Commodity Index. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS Securities LLC and one of whom is appointed by CME Indexes. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The Supervisory Committee holds ordinary meetings annually to consider any changes to be made to the DJ-UBS Commodity Index for the coming year. The Supervisory Committee may also meet at such other times as may be necessary. The Supervisory Committee is supported by the Advisory Committee, whose role is to advise the Supervisory Committee on a non-binding basis on DJ-UBS Commodity Index composition, accuracy, transparency and methodology, and to make non-binding proposals from time to time with respect to the DJ-UBS Commodity Index. The Supervisory Committee may adopt or reject any recommendation made by the Advisory Committee or any other proposals.

As described in more detail below, the DJ-UBS Commodity Index is reweighted and rebalanced each year on a price-percentage basis. The annual weightings for the DJ-UBS Commodity Index are determined each year by UBS Securities LLC under the supervision of the Dow Jones-UBS Commodity IndexSM Supervisory Committee. Following the Dow Jones-UBS Commodity IndexSM Supervisory Committee’s annual meeting, the annual weightings are publicly announced and take effect in the January following the announcement. The Supervisory and Advisory Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with oversight of the DJ-UBS Commodity Index.

The Supervisory Committee has a significant degree of discretion in making determinations relating to the Index. The Supervisory Committee may exercise this discretion as it determines to be most appropriate.

Four Main Principles Guiding the Creation of the Dow Jones-UBS Commodity IndexSM

The DJ-UBS Commodity Index was created using the following four main principles:

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Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJ-UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The DJ-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJ-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJ-UBS Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

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Diversification. A second major goal of the DJ-UBS Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the DJ-UBS Commodity Index is re-balanced annually on a price- percentage basis in order to maintain diversified commodities exposure over time.

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Continuity. The third goal of the DJ-UBS Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The DJ-UBS Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the DJ-UBS Commodity Index.

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Liquidity. Another goal of the DJ-UBS Commodity Index is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the DJ-UBS Commodity Index and its co-sponsors. However, there can be no assurance that these goals will be achieved or maintained by either CME Indexes or UBS Securities LLC.

Composition of the DJ-UBS Commodity Index

The following methodology is employed by CME Indexes and UBS Securities LLC in determining the composition of the DJ-UBS Commodity Index.

Commodities Available for Inclusion in the DJ-UBS Commodity Index

The commodities that have been selected for possible inclusion in the DJ-UBS Commodity Index are believed by CME Indexes and UBS Securities LLC to be sufficiently significant to the world economy to merit consideration for inclusion in the DJ-UBS Commodity Index and the Sub-Indices, and each such commodity is the subject of one or more qualifying related futures contracts (each, a “Designated Contract”).

The commodities that may potentially be included in the DJ-UBS Commodity Index in a given year currently are aluminum, crude oil, cocoa, coffee, copper, corn, cotton, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc. There are currently two Designated Contracts for crude oil: the West Texas Intermediate contract traded on NYMEX and the Brent futures contract traded on ICE.

The Supervisory Committee may in the future select additional Designated Contracts that are traded outside of the United States or in currencies other than the U.S. dollar.

The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Index in the underlying futures markets, it may become appropriate to include multiple Designated Contracts for one or more additional commodities in order to enhance liquidity.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Designated Contracts

The Target Weights for the commodity futures included in the DJ-UBS Commodity Index for 2012 are as follows:

Industry Breakdown by Commodity

Target Weights for 2012

WTI Crude Oil	9.69%
Natural Gas	10.77%
Brent Crude Oil	5.31%
Unleaded Gasoline	3.41%
Heating Oil	3.46%
Live Cattle	3.63%
Lean Hogs	2.11%
Soybeans	7.08%
Corn	6.67%
Wheat	4.96%
Sugar	3.76%
Soybean Oil	3.37%
Coffee	2.57%
Cotton	2.00%
Copper	7.06%
Aluminum	5.88%
Zinc	3.12%
Nickel	2.58%
Gold	9.79%
Silver	2.77%

In addition to the commodity futures set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the DJ-UBS Commodity Index.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-UBS Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

The commodity groups, and the commodities included in each commodity group for 2012, are as follows:

DJ-UBS Commodity Index Breakdown by Commodity Group

Commodity Group:	Commodities:
Energy	Crude Oil (WTI and Brent)
Heating Oil
Natural Gas
Unleaded Gasoline

Precious Metals	Gold
Silver

Industrial Metals	Aluminum
Copper
Nickel
Zinc

Livestock	Lean Hogs
Live Cattle

Grains	Corn
Soybeans
Wheat
Soybean Oil

Softs	Coffee
Cotton
Sugar

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJ-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the DJ-UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJ-UBS Commodity Index and the Sub-Indices. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the DJ-UBS Commodity Index and the Sub-Indices. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the Index Commodities and their respective percentage weights.

Diversification Rules

The DJ-UBS Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the DJ-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJ-UBS Commodity Index as of January of the applicable year:

➢	No related group of commodities designated as a Commodity Group may constitute more than 33% of the DJ-UBS Commodity Index.

➢	No single commodity may constitute more than 15% of the DJ-UBS Commodity Index.

➢	No single commodity, together with its derivatives (e.g., crude oils, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBS Commodity Index.

➢	No single commodity that is in the DJ-UBS Commodity Index may constitute less than 2% of the DJ-UBS Commodity Index.

Following the annual reweighting and rebalancing of the DJ-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the DJ-UBS Commodity Index by calculating the new unit weights for each DJ-UBS Commodity Index Commodity. On the fourth Business Day of January of each year following the calculation of the CIPs (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a Commodity Index Multiplier (“CIM”) for each DJ-UBS Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the DJ-UBS Commodity Index and the Sub-Indices, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they generally remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Calculations

The DJ-UBS Commodity Index is calculated by CME Indexes, in conjunction with UBS Securities LLC, by applying the impact of the changes to the futures prices of commodities included in the DJ-UBS Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJ-UBS Commodity Index is a mathematical process that reflects the performance of each DJ-UBS Commodity Index component. CME Indexes, as Index Sponsor, disseminates the DJ-UBS Commodity Index level approximately every fifteen seconds (assuming the DJ-UBS Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily DJ-UBS Commodity Index level at approximately 4:00 p.m. (New York time) on each DJ-UBS Business Day on Reuters page DJUBSl. DJ-UBS Commodity Index levels can also be obtained from the official website of Dow Jones and are also published in The Wall Street Journal.

The DJ-UBS Commodity Index is a Rolling Index

The DJ-UBS Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The DJ-UBS Commodity Index is a “rolling index.”

DJ-UBS Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index, any of the Sub-Indices and the DJ-UBS Commodity Index will be adjusted in the event that UBS Securities LLC, in its capacity as the Index Calculation Agent, determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the DJ-UBS Commodity Index on that day,

(b)	the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the DJ-UBS Commodity Index, or

(d)	with respect to any futures contract used in the calculation of the DJ-UBS Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

The Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

The Index is an enhanced version of the DJ-UBS Commodity Index that measures diversified exposure to longer-dated commodity futures contracts spread across the commodity price curve. Whereas the DJ-UBS Commodity Index focuses on front-month contracts with short tenors (time to maturity), the Index measures the exposure of futures contracts that would be included in the DJ-UBS Commodity Index in two, four and six months’ time. By diversifying exposure across multiple commodity futures maturities, the Index avoids concentration at any one point on commodity future price curves. Historically, including exposure to longer dated maturities has helped to mitigate the costs associated with holding

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

and rolling shorter dated commodity futures positions. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on the three Sub-Indices and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. CME Indexes, in conjunction with UBS Securities LLC, calculates the Index.

Determination of the Index

The Index uses an equally weighted basket of positions in the 2-Month Sub-Index (“F2”), the 4-Month Sub-Index (“F4”) and the 6-Month Sub-Index (“F6”).

The Sub-Index Component is calculated as described below:

Exposure to each of the Sub-Indices is rebalanced monthly on the Rebalancing Day i, which is the last DJ-UBSCI Business Day of every month.

On any DJ-UBS CI Business Day t:

Where:

2 – 4 – 6 Blendi is the closing level on the most recent Rebalancing Day i prior to DJ-UBS CI Business Day t.

F2t is the closing level in USD of the 2-Month Sub-Index on DJ-UBS CI Business Day t.

F2i is the closing level in USD of the 2-Month Sub-Index on the most recent Rebalancing Day i prior to DJ-UBS CI Business Day t.

F4t is the closing level in USD of the 4-Month Sub-Index on DJ-UBS CI Business Day t.

F4i is the closing level in USD of the 4-Month Sub-Index on the most recent Rebalancing Day i prior to DJ-UBS CI Business Day t.

F6t is the closing level in USD of the 6-Month Sub-Index on DJ-UBS CI Business Day t.

F6i is the closing level in USD of the 6-Month Sub-Index on the most recent Rebalancing Day i prior to DJ-UBS CI Business Day t.

Input prices for the F2, F4 and F6 are rounded to four decimals.

“DJ-UBS CI Business Day” means any day on which the sum of the CIPs for those Index Commodities that are open for trading is greater than 50%. For purposes of this definition, the CIPs used during any calendar year are those calculated in June or July of the preceding year and applied on the CIM Determination Date for that year; provided, however, that on any day during such calendar year falling prior to or on the CIM Determination Date, the preceding year’s CIPs will be used for purposes of determining the existence of a DJ-UBS CI Business Day.

The U.S. Treasury Bill component of the Index is then calculated as described below:

On any DJ-UBS CI Business Day t:

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Where:

2-4-6 BlendTRi is the closing level on the most recent Rebalancing Day i prior to DJ-UBS CI Business Day t.

3MR is the most recent weekly auction high rate for 3 Month (13-Week) U.S. Treasury Bills, as reported on the website http://treasurydirect.gov/RI/OFBills under the column headed “Discount Rate” published by the Bureau of the Public Debt of the U.S. Treasury, or any successor source. This rate is then used for every day until the next rate is released; provided, however, that if a new rate is scheduled to be released on a given day, the prior rate is used for purposes of calculations in respect of such release date. The new rate is generally obtained on Monday and, accordingly, is first used in respect of Tuesday’s settlement calculations. In the event of a holiday or other disruption in the treasury auction schedule, the last available rate is used until the next rate becomes available. Note that the prior day’s rate is used in calculating the value of TBD, to reflect the realization of an investment at that rate on day “t”.

TBD = Treasury Bill Daily Return.

DAYS = Number of calendar days from and including the prior Calculation Date to but excluding the current Calculation Date.

Calculation Date = date for which calculation is made.

Base Date and Base Value

The base date for the Index is December 29, 2000 (the “Base Date”) and the base value is 100. The Index’s launch date is December 15, 2011 (the “Index Commencement Date”).

Determination of the Sub-Indices

The Sub-Indices are determined as described above under “— The DJ-UBS Commodity Index”, as modified by Appendix J of the Dow Jones-UBS Commodity Index Handbook. The three Sub-Indices measure the exposure of the futures contracts that would be in the DJ-UBS Commodity Index in 2 months’, 4 months’ and 6 months’ time, respectively. However, with regard to the calculation of the 6-Month Sub-Index, the futures contracts for Live Cattle, Lean Hogs and Unleaded Gasoline measure the exposure of the futures contracts that would be in the DJ-UBS Commodity Index in 5 months’ time.

Historical and Estimated Historical Performance

The estimated historical information for the period from the Base Date, December 29, 2000, to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on the Base Date using the methodology described above. The level of the Index is deemed to have been 100 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the historical performance of the Index through March 29, 2012 and the estimated historical performance of the Index from December 31, 2005 to the Index Commencement Date.

Historical and Estimated Historical Results for the

period December 31, 2005 through March 29, 2012

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total Return
Year	Ending Level	Annual Return
2005	245.94
2006	288.33	17.24%
2007	358.75	24.43%
2008	252.63	-29.58%
2009	310.25	22.81%
2010	370.57	19.44%
2011	337.79	-8.85%
2012 (through 3/29)	338.71	0.27%

Historical or estimated historical results are not indicative of future results.

The table below shows the historical and estimated historical returns of the Index from December 30, 2001 through March 29, 2012 in comparison with (1) the Dow Jones-UBS Commodity Index Total Return, (2) the Rogers Total Return and (3) the S&P GSCI Total Return Index.

	Index	Dow Jones-UBS Commodity Index Total Return	Rogers Total Return	S&P GSCI Total Return Index
Total Return	280.72%	91.70%	195.41%	81.88%
Annualized Return	13.93%	6.55%	11.14%	6.01%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of March 29, 2012, and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

The graph below is based on the levels of the Index, the Dow Jones-UBS Commodity Index Total Return, the Rogers Total Return and the S&P GSCI Total Return Index.

Joint Marketing Agreement

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM”, “Dow Jones-UBS Commodity Index 2 Month ForwardSM”, “Dow Jones-UBS Commodity Index 4 Month ForwardSM”, “Dow Jones-UBS Commodity Index 6 Month ForwardSM”, “Dow Jones-UBS Commodity IndexSM” and “DJ-UBS CI” are service marks of Dow Jones and UBS, as the case may be, and have been licensed for use for certain purposes by UBS, if applicable.

Dow Jones and UBS have entered into a joint marketing agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use certain service marks owned by Dow Jones in connection with certain products, including the Securities.

The joint marketing agreement between Dow Jones and UBS provides that the following language must be set forth in this prospectus supplement: Neither Dow Jones nor CME Indexes makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing or trading in securities or commodities generally or in the Securities particularly. Dow Jones is a licensor of certain trademarks, trade names and service marks of Dow Jones. CME Indexes is a calculator and distributor of the Index, the Sub-Indices and the DJ-UBS Commodity Index, which are determined and calculated by CME Indexes in conjunction with UBS Securities LLC without regard to the Securities. Neither Dow Jones, CME Indexes nor UBS

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

Securities LLC has any obligation to take the needs of the Securities holders into consideration in determining, composing or calculating the Index, the Sub-Indices and the DJ-UBS Commodity Index. Neither Dow Jones nor CME Indexes is responsible for, and they have not participated in, the determination of the timing of, prices at, or quantities of the Securities that are to be issued or traded or, if applicable, in the determination or calculation of the equation by which the Securities are to be converted into cash. Neither Dow Jones nor CME Indexes has any obligation or liability in connection with the administration, marketing or trading of the Securities. The Securities are not sponsored, endorsed, sold or promoted by Dow Jones or CME Indexes.

UBS and its affiliates actively trade commodities, commodity futures and commodity indexes (including the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM, the Dow Jones-UBS Commodity Index 2 Month ForwardSM, the Dow Jones-UBS Commodity Index 4 Month ForwardSM, the Dow Jones-UBS Commodity Index 6 Month ForwardSM, the Dow Jones-UBS Commodity IndexSM and related indexes), as well as swaps, options and other derivatives which are linked to the performance of commodities, commodity futures and commodity indexes. This trading activity may affect the value of commodities; commodity indexes (including the Dow Jones-UBS Commodity IndexSM, the Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM, the Dow Jones-UBS Commodity Index 2 Month ForwardSM, the Dow Jones-UBS Commodity Index 4 Month ForwardSM, the Dow Jones-UBS Commodity Index 6 Month ForwardSM and related indexes); sub-indexes of such indexes; components thereof; commodity index swaps linked to such indexes, sub-indexes and components; and products or transactions entered into, issued and/or sponsored by UBS, CME Indexes or Dow Jones. UBS and its subsidiaries and affiliates may undertake such trading activity (including but not limited to proprietary trading and trading that they deem appropriate in their sole discretion to hedge their market risk in any transaction) without regard to any effect it may have on products or transactions entered into, issued and/or sponsored by UBS Securities LLC or Dow Jones.

Disclaimer

NEITHER DOW JONES, CME INDEXES NOR UBS GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO AND NEITHER DOW JONES, CME INDEXES NOR UBS SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER DOW JONES, CME INDEXES NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE PARTIES TO ANY TRANSACTION INVOLVING THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. NEITHER DOW JONES, CME INDEXES NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX, THE SUB-INDICES OR THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES OR UBS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES, CME INDEXES AND UBS.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Sub-Indices and the DJ-UBS Commodity Index are exchange-traded futures

Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM

contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the DJ-UBS Commodity Index and each of the Sub-Indices has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Index and the Securities

Intraday Index Values

On each Trading Day, the Index Calculation Agent, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours under the ticker symbol “DJUF246T”. Any actual Index Closing Level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market.

Indicative Security Values

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by NYSE Arca or a successor and published under the symbol BLNDIV approximately every fifteen seconds (assuming the Index level has changed with such fifteen-second interval). The actual trading price of the Securities may vary significantly from their indicative value. Additionally, UBS Securities LLC or an affiliate expects to calculate and publish the closing indicative value of your Securities on each Trading Day at http://www.etracs.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount calculated using the intraday indicative value of the Index as of such time as the Index Closing Level as of such date.

The intraday indicative value calculation will be used by the Calculation Agent in determining whether the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value and “— Calculation Agent”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or other transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. For this reason and others, the actual trading price of the Securities may vary significantly from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice. The intraday indicative value of the Securities published at least every 15 seconds during NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or call, upon acceleration or upon early redemption. These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

The indicative value will be derived from sources deemed reliable, but UBS, Dow Jones, CME Indexes and their suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Neither UBS, NYSE Arca, CME Indexes nor Dow Jones makes any warranty, express or implied, as to results to be obtained by UBS Securities LLC, UBS Securities LLC’s customers, holders of the Securities, or any other person or entity from the use of

Valuation of the Index and the Securities

the indicative value or any data included therein. Neither UBS, NYSE Arca nor Dow Jones makes any express or implied warranties, and UBS, NYSE Arca and Dow Jones all expressly disclaim all warranties of merchantability or fitness for a particular purpose, with respect to the indicative value or any data included therein.

None of UBS, NYSE Arca, CME Indexes, Dow Jones, their employees, subcontractors, agents, suppliers or vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages (including, but not limited to, any lost profits, losses, punitive, incidental or consequential damages), whether caused by the negligence of UBS, NYSE Arca, Dow Jones, CME Indexes, their employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities. Neither UBS, NYSE Arca, nor CME Indexes nor Dow Jones is responsible for or has any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither UBS, NYSE Arca, CME Indexes nor Dow Jones is responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or the information used by UBS and the resultant output thereof.

Neither Dow Jones, NYSE Arca nor CME Indexes is affiliated with UBS, and neither Dow Jones, NYSE Arca nor CME Indexes approves, endorses, reviews or recommends UBS or the Securities.

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

Split or Reverse Split of the Securities

Should the Current Principal Amount of the Securities on any Trading Day be above $100.00, we may, but are not obligated to, initiate a 4-for-1 split of your Securities. Should the Current Principal Amount on any Trading Day be below $10.00, we may, but are not obligated to, initiate a 1-for-4 reverse split of your Securities. If the Current Principal Amount of the Securities is greater than $100.00 or below $10.00 on any Trading Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the tenth Business Day after the announcement date. The Current Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your

Valuation of the Index and the Securities

Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Business Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Current Principal Amount of the reverse split-adjusted Securities on the 14th Business Day following the announcement date.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Securities will be sold at a Principal Amount of $25.00 per Security. Securities sold on the Initial Trade Date will be sold at a price to public of 100.65% of the Principal Amount, and will be sold at varying prices at other times thereafter. See “Supplemental Plan of Distribution”.

Payment at Maturity, Call or Upon Acceleration or Early Redemption

At maturity, call or upon acceleration, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or corresponding Valuation Date, as the case may be, and based on the Daily Index Factor.

On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal (1) the Current Principal Amount on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Fee Amount on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

The Daily Index Factor on any Trading Day will equal (1) the closing level of the Index on such Trading Day divided by (2) the closing level of the Index on the immediately preceding Trading Day. For purposes of calculating the Current Principal Amount at maturity or call, upon acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

The Fee Amount on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity or call, upon acceleration or upon early redemption, the Fee Amount will be equal to the

Specific Terms of the Securities

product of (i) 0.70% divided by 365 times (ii) the Current Principal Amount on the immediately preceding calendar day. Because the Fee Amount is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Fee Amount accumulates over time.

At redemption, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Redemption Amount.

The Redemption Amount will equal the Current Principal Amount on the applicable Valuation Date minus the Redemption Fee on the applicable Valuation Date.

The Redemption Fee, as of any Valuation Date, will be an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on such Valuation Date.

“Index Closing Level” means the closing level of the Index on any Trading Day as reported on Bloomberg L.P. and Reuters; provided, however, that if the closing level of the Index as reported on Bloomberg (or any successor) differs from the closing level of the Index as reported on Reuters (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent; provided, further, that if a market disruption event occurs or is continuing with respect to any futures contract on any Valuation Date or the Final Valuation Date, then the Index Closing Level will be calculated as described below under “— Market Disruption Event”.

“Trading Day” means a Business Day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the DJ-UBS Commodity Index and the Sub-Indices are traded, in each case as determined by the Calculation Agent in its sole discretion.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or call, upon acceleration or upon early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date, the applicable Valuation Date or the Acceleration Date, as the case may be, or if the Index does not increase by an amount sufficient to offset the cumulative negative effect of the Fee Amount and any Redemption Fee.

Maturity Date

The “Maturity Date” will be the third Trading Day after the Final Valuation Date. The Maturity Date is scheduled to be April 30, 2042, unless that day is not a Trading Day, in which case the Maturity Date will be the next following Trading Day. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on April 25, 2042. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day. If a market disruption event occurs or is continuing on a Valuation Date or the Final Valuation Date, then such Valuation Date or the Final Valuation Date will be postponed to the next Trading Day on which a market disruption event does not occur or is not continuing, but such postponement will not exceed three Trading Days. See “— Market Disruption Event” below.

Specific Terms of the Securities

If the Calculation Agent determines that a market disruption event occurs or is continuing on April 25, 2042, then the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than three Trading Days.

If a market disruption event occurs with respect to a futures contract, the postponement of the Valuation Date or the Final Valuation Date, and the determination of the Index Closing Level and, thus, the Daily Index Factor, will be determined as discussed below under “— Market Disruption Event”.

Early Redemption

You may elect to require UBS to redeem your Securities, subject to a minimum redemption amount of at least 50,000 Securities. If you so elect and have done so in compliance with the redemption procedures described below, and subject to the potential postponements and adjustments as described under “— Market Disruption Event,” you will receive payment for the redeemed Securities on any Redemption Date commencing on May 7, 2012 through and including April 25, 2042. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Redemption Amount, which will be calculated on the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon early redemption will be zero.

The applicable “Redemption Date” means the third Business Day following the corresponding Valuation Date or, if such day is not a Business Day, the next following Business Day.

You may lose some or all of your investment upon early redemption if the level of the Index declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

Specific Terms of the Securities

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

On any Trading Day on or after April 30, 2013 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive per Security a cash payment on the Call Settlement Date equal to the Cash Settlement Amount, which will be calculated on and as of the relevant Valuation Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’s exercise of its Call Right if the level of the Index declines or does not increase by an amount sufficient to offset the cumulative negative effect of the Fee Amount.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value of that series on the previous Trading Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of the Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for the Cash Settlement Amount. The Cash Settlement Amount will be paid to the Securities holders on the Acceleration Settlement Date. The Calculation Agent will determine whether an acceleration upon minimum indicative value has occurred.

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Current Principal Amount, the Daily Index Factor, the Fee Amount, the Redemption Fee and the Cash Settlement Amount, if any, that we will pay you at maturity or call, or upon early acceleration, the Redemption Amount, if any, that we will pay you upon early redemption, if applicable, and whether any day is a Business Day or a Trading Day. The Calculation Agent will determine whether

Specific Terms of the Securities

an acceleration upon minimum indicative value has occurred. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, upon acceleration or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Call Settlement Date or the Acceleration Settlement Date, as applicable.

All dollar amounts related to determination of the Cash Settlement Amount, the Current Principal Amount, the Fee Amount, the Redemption Amount and the Redemption Fee will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

The Calculation Agent will determine the Index Closing Level, and thus the Daily Index Factor, on the applicable Valuation Date or the Final Valuation Date, as the case may be. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Daily Index Factor may be postponed if the Calculation Agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. In that event, the Calculation Agent will determine the Index Closing Level, and thus the Daily Index Factor, on the first Trading Day on which a market disruption event is not occurring or continuing. If such a postponement occurs due to a market disruption event with respect to any futures contract, the value of the futures contracts unaffected by the market disruption event shall be determined by the Calculation Agent on the scheduled Valuation Date or the Final Valuation Date, as the case may be, and the value of the affected futures contract shall be determined by the Calculation Agent using the closing value of the affected futures contract on the first Trading Day on which a market disruption event is not occurring or continuing. The Calculation Agent will use those values in determining the Index Closing Level, and thus the Daily Index Factor, on such postponed Valuation Date or the Final Valuation Date, as applicable. Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a market disruption event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Daily Index Factor if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Daily Index Factor on such date. If such a postponement occurs (other than a postponement due to a market disruption event with respect to any futures contract), the Calculation Agent will use the Index Closing Level on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Closing Level be postponed by more than three Trading Days.

If the determination of the Index Closing Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Closing Level will be determined by the Calculation Agent. In such an event, the Calculation Agent

Specific Terms of the Securities

will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Any of the following will be a market disruption event:

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in any of the Sub-Indices;

➢	the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the Index is not published;

➢	the settlement price is not published for any individual exchange-traded futures contract included in any of the Sub-Indices;

➢

the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in any of the Sub-Indices; or

➢

in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-57.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to any of the Sub-Indices or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which options or futures contracts related to any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount

Specific Terms of the Securities

of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium- Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Principal Amount of the Securities.

Specific Terms of the Securities

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publish a substitute index that the Calculation Agent determines is comparable to the Index and approves as a successor index then the Calculation Agent will determine the Daily Index Factor, Index Closing Level and the amount payable at maturity or call, upon acceleration or upon early redemption, and whether an acceleration upon minimum indicative value has occurred, by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, then the Calculation Agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the exchange-traded futures contracts included in the Sub-Indices or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Closing Level or the amount payable at maturity or call, upon acceleration or upon early redemption, then the Calculation Agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Daily Index Factor used to determine the amount payable on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the Redemption Date is equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the performance of the Index, Index Closing Level, the amount payable at maturity or call, upon acceleration or upon early redemption, whether an acceleration upon minimum indicative value has occurred, or otherwise relating to the level of the Index may be made by the Calculation Agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, upon acceleration or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Specific Terms of the Securities

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of any of the Index Commodities listed and/or over-the-counter options, futures or exchange-traded funds on Index Commodities, the Index or any of the Sub-Indices prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange- traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-15 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements and, to the extent inconsistent, replaces the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in

Material U.S. Federal Income Tax Consequences

an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

The IRS could also assert that you should be required to include the interest component of the Index in ordinary income either over the term of the Securities as it accrues or upon the sale, exchange, redemption or maturity of the Securities.

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Index. Under such characterization, it is possible that Section 1256 of the Code could apply to your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities to market at the end of your taxable year (i.e., recognize income as if the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls or the Index is rebalanced. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the IRS could assert that your Securities should be treated as giving rise to “collectibles” gain or loss to the extent such gain or loss is attributable to the portion of the Index that represents an investment in futures contracts with one or more precious or industrial metals as underlying assets and you hold your Securities for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount and the Redemption Fee, if applicable, as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss or (ii) your Securities should be

Material U.S. Federal Income Tax Consequences

treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the sale, exchange, redemption or maturity of your Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. If you are not a United States holder, you should not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA

Benefit Plan Investor Considerations

Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

We intend to sell a portion of the Securities on the Initial Trade Date for a price to public equal to 100.65% of their stated Principal Amount. Dealers who purchase as principal will receive a commission of 0.65% of the Stated Principal amount of the Securities and we will receive net proceeds of 100% of the Stated Principal amount of the Securities. In connection with that sale, our affiliate UBS Securities LLC will pay an amount equal to 0.35% of the stated Principal Amount of Securities sold on the Initial Trade Date to UBS Financial Services Inc. for services in connection with the initial distribution. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. UBS will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-57, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 90267L201

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Valuation Date: [            ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $100,000,000 Medium-Term Notes, Series A, Exchange Traded Access Securities due April 30, 2042, CUSIP No. 90267L201, redeemable for a cash amount based on Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify], with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:

Title:

Telephone:

Fax:

E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM	S-31
Valuation of the Index and the Securities	S-45
Specific Terms of the Securities	S-48
Use of Proceeds and Hedging	S-57
Material U.S. Federal Income Tax Consequences	S-58
Benefit Plan Investor Considerations	S-62
Supplemental Plan of Distribution	S-64
Conflicts of Interest	S-65
Notice of Redemption	Annex A
Broker’s Confirmation of Redemption	Annex B

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

UBS AG $100,000,000 ETRACS DJ-UBS Commodity Index 2-4-6 Blended Futures ETN due April 30, 2042

Prospectus Supplement dated April     , 2012

(To Prospectus dated January 11, 2012)

UBS Investment Bank